UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2021

Commission File Number 1-5924
TUCSON ELECTRIC POWER COMPANY
(Exact name of registrant as specified in its charter)

Arizona	86-0062700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
88 East Broadway Boulevard, Tucson, AZ 85701
(Address of principal executive offices)(Zip Code)
Registrant's telephone number, including area code: (520) 571-4000
Former name, former address and former fiscal year, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance-Sheet Arrangement of a Registrant.
On October 15, 2021, Tucson Electric Power Company (TEP) entered into an amended and restated credit agreement with MUFG Union Bank, N.A. (MUFG), as administrative agent, and a group of lenders (2021 Credit Agreement). The 2021 Credit Agreement amends and restates in its entirety the credit facility entered into on October 15, 2015, which included a $250 million revolving credit and letter of credit facility. The 2021 Credit Agreement provides for a $250 million revolving credit, with a $15 million swingline sublimit and a $50 million letter of credit sublimit. It expires on October 15, 2026, at which time all outstanding amounts thereunder will be due and payable. The final maturity date is subject to two one-year extensions if certain conditions are satisfied.
TEP expects that borrowings will be made from time to time under the revolving credit facility for working capital and other general corporate purposes and that letters of credit will be issued from time to time to support energy procurement and hedging activities and for other lawful purposes.
Interest rates and fees under the 2021 Credit Agreement are based on a pricing grid tied to TEP’s credit ratings. Borrowings under the revolving credit facility bear interest at a variable interest rate consisting of a spread over LIBOR or Alternate Base Rate. Alternate Base Rate is equal to the greater of (i) zero percent, (ii) MUFG’s reference rate, (iii) the federal funds rate plus ½ of 1%, or (iv) adjusted LIBOR for an interest period of one month plus 1%. The interest rate presently in effect on borrowings is LIBOR plus 1.00% for Eurodollar loans or Alternate Base Rate plus 0.00% for Alternate Base Rate loans. In addition, the 2021 Credit Agreement offers the potential for annual adjustments to interest rate spreads and fees based on TEP’s achievement of certain sustainability-linked metrics related to its Occupational Safety and Health Administration recordable incident rate and its renewable generation capacity, including energy storage. The 2021 Credit Agreement also provides for transitions to alternative benchmark rates.
The 2021 Credit Agreement is unsecured and ranks pari passu with TEP’s other senior unsecured debt obligations.
The 2021 Credit Agreement contains a number of covenants which restrict TEP and its subsidiaries, including restrictions on liens, mergers and sales of assets. The 2021 Credit Agreement also requires TEP not to exceed a maximum leverage ratio. Under the terms of the 2021 Credit Agreement, TEP may pay dividends to UNS Energy so long as it maintains compliance with the agreement.
Upon the occurrence and continuance of an event of default under the 2021 Credit Agreement, outstanding borrowings may become immediately due and payable. Events of default include the failure to make payments required thereunder or to comply with the covenants contained therein, change in control, as defined, or certain bankruptcy events with respect to TEP or certain subsidiaries. In addition, an event of default would include the failure of TEP or certain subsidiaries to make required payments on indebtedness in excess of $40 million or events giving the holders of such indebtedness the right to require repayment of such indebtedness.
The foregoing description of the 2021 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description
4.1	Credit Agreement, dated as of October 15, 2021, among Tucson Electric Power Company, MUFG Union Bank, N.A., as Administrative Agent, and a group of lenders
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TUCSON ELECTRIC POWER COMPANY
(Registrant)

Date: October 15, 2021	/s/ Frank P. Marino
Frank P. Marino
Sr. Vice President, Chief Financial Officer, and Director
(On behalf of the registrant and as Principal Financial Officer)